Exhibit 99.1

Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633

Investors/Media Contacts:
Integrated Corporate Relations
Allison Malkin/Stephanie Sampiere
(203) 682-8225/(646) 277-1222
ULTA ANNOUNCES THIRD QUARTER FISCAL YEAR 2008 RESULTS
Third Quarter Net Sales Increases 22.4%
Third Quarter Net Income Increases 19.3%
Third Quarter Diluted EPS of $0.09
Updates Guidance
     Romeoville, IL — December 4, 2008 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen-week period (“Third Quarter”) and thirty-nine week period (“First Nine Months”) ended November 1, 2008, which compare to the same periods ended November 3, 2007.
For the Third Quarter:
•	Net sales increased 22.4% to $254.8 million from $208.2 million in the third quarter of fiscal 2007;

•	Comparable store sales (sales for stores open at least 14 months) increased 2.0%, compared to an increase of 6.7% in the third quarter of fiscal 2007;

•	Operating income increased 20.4% to $9.6 million, compared to operating income of $8.0 million in the third quarter of fiscal 2007;

•	Net income increased 19.3% to $5.0 million, compared to $4.2 million in the third quarter of fiscal 2007;

•	Income per diluted share was $0.09, compared to $0.05 in the third quarter of fiscal 2007; and

•	Adjusted income per diluted share was $0.09, compared to adjusted income per diluted share of $0.07 in the third quarter of fiscal 2007. Adjusted income per diluted share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares and IPO shares for the period. See Exhibit 4 for a complete description of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.

     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “Our positive third quarter performance reflects the strong fundamentals of our business and our ability to manage to the sudden change in consumer behavior that occurred in October. Despite news of the financial crisis, economic uncertainty and store closures in Houston, Texas due to the hurricane, we delivered a 2% comparable store increase, representing our 35th consecutive quarter of comparable store sales gains, and posted a 28.6% increase in adjusted earnings per share. Our 2008 store class continues to perform to model and we added 21 new Ulta stores including our first urban location on State Street in Chicago during the quarter.”
     “In these unprecedented times, we remain confident in our strategies and financial position,” Ms. Kirby continued. “We are pleased with the recent start to the holiday season and the strategies that are driving these results, and if consumers continue to spend on their current trend, we would anticipate delivering fourth quarter comp sales in line with third quarter performance. However, we recognize that the majority of the gift season remains in front of us in the most volatile economy we have seen in decades. So, as a result of the change in the macro environment, we have reduced our full year outlook, and further, we believe it is prudent to provide fourth quarter guidance that represents a wider range of potential outcomes. That said, our earnings guidance represents a solid increase over last year’s fourth quarter and our expectations for sales and earnings remain well ahead of many other retailers. In addition, as we look ahead, we have reduced our new store expansion pace in 2009 to 15% to 20% square footage growth. This will also allow us the flexibility to be opportunistic after the holiday season when we expect to see store closures from other retailers, which will provide us with additional high quality real estate sites.”
     “Our value proposition, marketing strategies, compelling brands and inviting in store experience are clear advantages in a tough economy. We believe that this economic environment represents a time to win market share and we will continue to pursue this goal through maintaining our investments in our stores, brands, marketing and talent, always with a balanced eye toward return on investment. We have a strong balance sheet and the financial flexibility to invest in market share strategies and now is the time to utilize these strengths to position us for greater growth as the economy stabilizes,” Ms. Kirby concluded.
     Gross profit in the third quarter fiscal 2008 was $79.5 million, or 31.2% of net sales, compared to $68.1 million, or 32.7% of net sales in the third quarter fiscal 2007. The decline in gross margin rate as a percentage of net sales is attributed to a 100 basis point increase in fixed store costs primarily due to our new store program and an expected 30 basis point increase in fixed distribution costs due to our new Phoenix, AZ distribution center. We also invested 20 basis points of gross margin to sharpen our value proposition in order to drive customer traffic in response to the change in the economic environment during the quarter.
     Selling, general and administrative (SG&A) expense in the third fiscal quarter 2008 was $65.2 million, or 25.6% of net sales, compared to $55.6 million, or 26.7% of net sales in the third quarter fiscal 2007. The improvement in SG&A as a percentage of net sales is primarily due to improved leverage of corporate overhead costs and managing the expense structure in a challenging environment.
For the First Nine Months:
•	Net sales increased 23.3% to $743.3 million from $602.8 million in the first nine months of fiscal 2007;

•	Comparable store sales (sales for stores open at least 14 months) increased 3.2%, compared to an increase of 7.4% in the first nine months of fiscal 2007;

•	Operating income was $24.9 million, which included incremental pre-opening expenses of $3.4 million. This compares to operating income of $22.8 million in the first nine months of fiscal 2007;

•	Net income was $13.0 million, compared to $11.7 million in the first nine months of fiscal 2007;

•	Income per diluted share was $0.22, including $0.01 per share of severance costs, compared to $0.05 in the first nine months of fiscal 2007; the severance costs were not included in the Company’s guidance for the first nine months; and

•	Adjusted income per diluted share was $0.22, including $0.01 of severance costs, compared to adjusted income per diluted share of $0.20 in the first nine months of fiscal 2007. Adjusted income per diluted share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares and IPO shares for the period. See Exhibit 4 for a complete description of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.

Balance Sheet
     Merchandise inventories at the end of the third quarter totaled $268.9 million, compared to $219.5 million at the end of third quarter fiscal 2007, representing an increase of $49.4 million due to the addition of 67 net new stores opened since November 3, 2008. Average inventory per store decreased 4.5% primarily due to improved flow utilizing the Company’s second distribution center and its continuing focus on overall inventory management.
Store Expansion
     During the third quarter, the Company opened 21 stores, 1 each in Birmingham, AL; Fort Collins, CO; North Sarasota, FL; Macon, GA; Chicago, IL (State Street); Mishawaka, IN; Baton Rouge, LA; Ann Arbor, MI; Chesterfield, MO; Kansas City, MO; Omaha, NE; Hamburg, NY; Mentor, OH; Fort Worth, TX; Harker Heights, TX; Weatherford, TX; Sandy, UT; Virginia Beach, VA; and 3 in San Antonio, TX. In addition, the Company remodeled 2 stores, 1 each in East Plano, TX and Fort Worth, TX. The Company ended the third quarter with 304 stores and square footage of 3,161,783, which represents a 28.5% increase compared to the third quarter of fiscal 2007.
Outlook
     The Company is providing fourth quarter guidance and updating its full year fiscal 2008 guidance. For the fourth quarter of fiscal 2008, the Company estimates net sales in the range of $354 million to $368 million, compared to actual fourth quarter fiscal 2007 net sales of $309.3 million. Comparable store sales are expected to be in the range of minus 2% to plus 2%, compared to a 4.5% increase in the prior year quarter. Income per diluted share is estimated in the range of $0.24 to $0.28. The Company has opened 6 of the planned 7 new stores for fourth quarter of fiscal 2008 which compares to 12 stores in the fourth quarter of fiscal 2007.
     For the full year fiscal 2008, the Company estimates net sales in the range of $1.1 billion to $1.11 billion, compared to actual fiscal 2007 net sales of $912.1 million. Comparable store sales are expected to increase by 1.4% to 2.7%, compared to a 6.4% increase last year. Income per diluted share is estimated in the range of $0.47 to $0.51. The Company’s full year guidance excludes the $0.01 per share severance expense. The Company has opened 62 of its expected 63 new stores, with the final store scheduled to open later this quarter and has completed its 8 store remodel program. Capital expenditures for fiscal 2008 are now expected to be approximately $110 million, which is a reduction from the previous range of $115 million to $120 million.

Conference Call Information
     A conference call to discuss third quarter results is scheduled for today, December 4, 2008, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until midnight (ET) on December 11, 2008 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 304728.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 304 retail stores across 35 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended February 2, 2008. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	November 1,		November 3,
	2008		2007

Net sales	$254,843	100.0%	$208,235	100.0%
Cost of sales	175,368	68.8%	140,156	67.3%

Gross profit	79,475	31.2%	68,079	32.7%

Selling, general and administrative expense	65,176	25.6%	55,609	26.7%
Pre-opening expenses	4,693	1.8%	4,494	2.2%

Operating income	9,606	3.8%	7,976	3.8%
Interest expense	1,124	0.4%	1,307	0.6%

Income before income taxes	8,482	3.3%	6,669	3.2%
Income tax expense	3,465	1.4%	2,463	1.2%

Net income	$5,017	2.0%	$4,206	2.0%

Less preferred stock dividends	—		3,598

Net income available to common stockholders	$5,017		$608

Net income per common share:
Basic	$0.09		$0.06
Diluted	$0.09		$0.05

Weighted average common shares outstanding:
Basic	57,591		10,179
Diluted	59,013		12,476

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	39 Weeks Ended		39 Weeks Ended
	November 1,		November 3,
	2008		2007

Net sales	$743,252	100.0%	$602,797	100.0%
Cost of sales	516,710	69.5%	416,173	69.0%

Gross profit	226,542	30.5%	186,624	31.0%

Selling, general and administrative expense	189,130	25.4%	154,779	25.7%
Pre-opening expenses	12,515	1.7%	9,064	1.5%

Operating income	24,897	3.3%	22,781	3.8%
Interest expense	3,055	0.4%	3,465	0.6%

Income before income taxes	21,842	2.9%	19,316	3.2%
Income tax expense	8,862	1.2%	7,585	1.3%

Net income	$12,980	1.7%	$11,731	1.9%

Less preferred stock dividends	—		11,219

Net income available to common stockholders	$12,980		$512

Net income per common share:
Basic	$0.23		$0.06
Diluted	$0.22		$0.05

Weighted average common shares outstanding:
Basic	57,328		8,252
Diluted	59,005		10,447

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Consolidated Balance Sheets
(Subject to Reclassification)
(In thousands)

	November 1,	February 2,	November 3,
	2008	2008	2007
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,648	$3,789	$3,512
Receivables, net	20,488	20,643	16,089
Merchandise inventories, net	268,928	176,109	219,453
Prepaid expenses and other current assets	24,960	19,184	27,726
Deferred income taxes	9,088	9,219	5,614

Total current assets	327,112	228,944	272,394

Property and equipment, net	292,120	236,389	226,533
Deferred income taxes	4,080	4,080	4,125

Total assets	$623,312	$469,413	$503,052

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$51,590	$—	$41,962
Accounts payable	97,768	52,122	85,985
Accrued liabilities	50,532	54,719	55,669
Accrued income taxes	5,798	5,064	—

Total current liabilities	205,688	111,905	183,616

Notes payable — less current portion	86,390	74,770	55,038
Deferred rent	100,126	71,235	66,655

Total liabilities	392,204	257,910	305,309

Commitments and contingencies

Total stockholders’ equity	231,108	211,503	197,743

Total liabilities and stockholders’ equity	$623,312	$469,413	$503,052

Exhibit 4
Ulta Salon, Cosmetics & Fragrance, Inc.
Unaudited Non-GAAP Income per Basic and Diluted Share
(A Non-GAAP Financial Measure)
On October 30, 2007, the Company completed an initial public offering (IPO) in which it sold 7,666,667 shares of common stock. Also in connection with the IPO, the Company converted 41,524,002 preferred shares into common shares and paid in full approximately $93.0 million of accumulated dividends in arrears on its preferred stock.
The Company has provided non-GAAP adjusted income per basic and diluted share for the thirteen and thirty-nine weeks ended November 1, 2008 and November 3, 2007 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company’s net income and income per basic and diluted share after adjusting for the effects of the Company’s IPO. The As Adjusted net income per basic and diluted share reflects the following for all periods presented: (i) elimination of preferred stock dividends, (ii) conversion of the preferred shares and issuance of IPO shares as of the beginning of the period, and (iii) employee stock options and non-vested stock, due to their dilutive effects. The Company believes the non-GAAP adjusted income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations. A reconciliation of this non-GAAP information to the Company’s actual results for the thirteen and thirty-nine weeks ended November 1, 2008 and November 3, 2007 are as follows:

Exhibit 4
(Continued)

	(In thousands, except per share amounts)
	13 Weeks Ended			13 Weeks Ended
	November 1, 2008			November 3, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments		As Adjusted
Net income	$5,017	$—	$5,017	$4,206	$—		$4,206
Less preferred stock dividends	—	—	—	3,598	3,598	(i)	—

Net income available to common stockholders	$5,017	$—	$5,017	$608	$3,598		$4,206

Net income per common share:
Basic	$0.09		$0.09	$0.06			$0.07
Diluted	$0.09		$0.09	$0.05			$0.07

Weighted average common shares outstanding:
Basic	57,591	—	57,591	10,179	46,488	(ii)	56,667
Diluted	59,013	—	59,013	12,476	46,488	(ii)	58,964

	39 Weeks Ended			39 Weeks Ended
	November 1, 2008			November 3, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments		As Adjusted
Net income	$12,980	$—	$12,980	$11,731	$—		$11,731
Less preferred stock dividends	—	—	—	11,219	11,219	(i)	—

Net income available to common stockholders	$12,980	$—	$12,980	$512	$11,219		$11,731

Net income per common share:
Basic	$0.23		$0.23	$0.06			$0.21
Diluted	$0.22		$0.22	$0.05			$0.20

Weighted average common shares outstanding:
Basic	57,328	—	57,328	8,252	48,312	(ii)	56,564
Diluted	59,005	—	59,005	10,447	48,312	(ii)	58,759

(i)	Reflects the elimination of preferred stock dividend.

(ii)	Reflects preferred stock as if converted and 7,667 IPO shares as if outstanding for the entire period.

Exhibit 5
2008 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores open
	at beginning of the	opened during the	closed during the	at end of the
Fiscal 2008	quarter	quarter	quarter	quarter

1st Quarter	249	17	1	265
2nd Quarter	265	18	0	283
3rd Quarter	283	21	0	304

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2008	the quarter	quarter	during the quarter	quarter

1st Quarter	2,589,244	170,599	9,596	2,750,247
2nd Quarter	2,750,247	188,322	0	2,938,569
3rd Quarter	2,938,569	223,214	0	3,161,783